 Exhibit 99.1

For Release:              Immediately
Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES
EARNINGS GUIDANCE ADJUSTMENT

Calhoun, Georgia, March 30, 2006 - Mohawk Industries, Inc. (NYSE:MHK) today announced a revision of its guidance for earnings per diluted share to an estimate of $1.03 to $1.05 for the first quarter of 2006.  This revision is attributable to the Mohawk segment which had higher than expected LIFO accounting charges and lower than anticipated growth in sales and margins for the period.

The LIFO accounting charge for the segment is estimated to be $13 to $15 million this quarter, compared to $6 million for the prior year.  Currently, our raw material and energy costs have moderated while the non-cash LIFO charges were the second highest in company history.  In a stable cost environment, LIFO charges should diminish.

We anticipated a greater improvement in sales and margins as the quarter progressed than we achieved in the Mohawk segment with sales growth of approximately 5% in the period.   The lower growth was primarily related to soft retail replacement business, our largest channel in the carpet category.  With slower industry sales, we saw more pricing pressure on some opening price point products and a higher level of promotion activity.

Our Dal-Tile segment continues with strong growth in sales and operating profits.  The ceramic plant expansion in Mexico is complete and operating well.  The Oklahoma plant expansion is progressing as planned and investments in the startup will begin in the second quarter.

The Unilin laminate business is growing in both the U.S. and Europe.  Our U.S. laminate facility is providing product to our customers and improving our service levels.  Our distributors are reducing their inventories due to the shorter delivery times from this facility.  Our U.S. laminate strategy is proceeding with a new U.S. management structure, the introduction of new products under the Mohawk brand and the training of the Mohawk sales force on the attributes of our new products.  We should see the sales impact of these changes during the second half of this year.

The startup for two new distribution sites, a yarn and fiber manufacturing plant, a Mexican ceramic production line, a U.S. laminate flooring plant and a carpet padding plant is substantially complete.  In the quarter the startup costs were approximately $10 to $11 million.  In the second quarter, we should begin the startup of our Muskogee ceramic plant expansion and complete a third distribution site for the Mohawk segment.  Total startup costs for the second quarter should decrease to a range of $3 to $4 million.

We believe the economy will continue to grow.  Our raw material and energy costs have moderated and presently we have no indications of any significant changes in the coming quarter.  We believe flooring sales demand in the replacement channel will improve as employment and consumer confidence gain strength.  The commercial channel should continue its positive trends while residential flooring sales for new construction should slow later this year.

A conference call will be held on March 31, 2006 to discuss this release.  Details for the call are provided below.

Our earnings release for the first quarter of 2006 is scheduled for April 27, 2006 with the conference call scheduled for 11:00 AM eastern time on April 28, 2006.  We will issue guidance for the second quarter of 2006 in that release.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecasts," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call  Friday, March 31, 2006 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.  Conference ID # 7439358.  A conference call replay will also be available until Friday, April 7, 2006, by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering Conference ID # 7439358. The webcast can be accessed (live or replay) from the Investor Relations section of Mohawk Industries' website at http://www.mohawkind.com.